Exhibit 99.2

One Medical Appoints Mary Ann Tocio to Board of Directors

SAN FRANCISCO, September 1, 2021 – One Medical (NASDAQ: ONEM), a leading national technology-powered primary care organization, today announced the appointment of Mary Ann Tocio to its board of directors. Ms. Tocio is the former President and Chief Operating Officer of Bright Horizons Family Solutions, and joins the board with over 30 years of leadership and operational experience. In addition, Ms. Tocio brings to One Medical extensive health care and medical management expertise, as well as substantial board experience across both private and public companies, including Iora Health.

“We are extremely delighted to welcome Mary Ann Tocio to our board of directors,” said Amir Dan Rubin, Chair & CEO of One Medical. “Mary Ann brings deep expertise in leading and scaling private and public companies, including in the human services field. Moreover, she brings tremendous insights with her clinical and healthcare leadership background, and having served on many public, private and non-profit boards, including on the boards of Iora and other healthcare organizations.”

“One Medical’s innovative approach to human-centered and technology-powered primary care is driving real impact by challenging the health care status quo,” said Tocio. “I am thrilled to join One Medical’s board at such a pivotal time in the organization’s journey and look forward to supporting its next phase.”

From 1992 to 2015, Ms. Tocio held several positions with Bright Horizons Family Solutions, an employer-sponsored child-care provider, most recently as its President and Chief Operating Officer. Prior to Bright Horizons, Ms. Tocio served as Senior Vice President of Operations for Wellesley Medical Management, Inc. (Health Stop and MedFirst), a provider of urgent care services. Ms. Tocio currently serves as a member of the board of directors of Bright Horizons Family Solutions, Burlington Stores, Inc., Telecare Corporation, and the Dana Farber Cancer Institute. In addition, she has also served on the board of Civitas Solutions and Mac-Gray Corporation, among others. Ms. Tocio holds a Masters in Business Administration from Simmons College School of Management and graduated from Lawrence Memorial School of Nursing.

About One Medical
One Medical is a membership-based and technology-powered primary care platform with seamless digital health and inviting in-office care, convenient to where people work, shop, live, and click. Our vision is to delight millions of members with better health and better care while reducing costs. Our mission is to transform health care for all through our human-centered, technology-powered model. Headquartered in San Francisco, 1Life Healthcare, Inc. is the administrative and managerial services company for the affiliated One Medical physician-owned professional corporations that deliver medical services in-office and virtually. 1Life and the One Medical entities do business under the “One Medical” brand.

Media Contact:
Kristina Skinner, One Medical
Senior Director of External Communications
press@onemedical.com
650-743-5187

Investor Contact:
Westwicke
Bob East or Asher Dewhurst
onemedical@westwicke.com
443-223-0500